Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-225502

February 21, 2019

WEYERHAEUSER COMPANY

PRICING TERM SHEET

4.00% Notes due 2029

This pricing term sheet relates only to the securities described below and should be read together with Weyerhaeuser Company’s preliminary prospectus supplement dated February 21, 2019 (the “Preliminary Prospectus Supplement”), the accompanying prospectus dated June 7, 2018 and the documents incorporated and deemed to be incorporated by reference therein. All references to dollar amounts are references to U.S. dollars and, unless otherwise expressly stated or the context otherwise requires, the terms “Weyerhaeuser,” the “Company,” “us,” “we” and “our” mean Weyerhaeuser Company excluding its subsidiaries.

Issuer:	Weyerhaeuser Company

Trade Date:	February 21, 2019

Expected Settlement Date:	February 25, 2019 (T+2)

Anticipated Ratings*:	Baa2 by Moody’s Investors Service, Inc. (stable outlook)
BBB by S&P Global Ratings, a division of S&P Global Inc. (stable outlook)

Title of Securities:	4.00% Notes due 2029 (the “notes”)

Principal Amount:	$750,000,000

Maturity Date:	November 15, 2029

Interest Rate:	4.00% per annum, accruing from February 25, 2019

Interest Payment Dates:	May 15 and November 15, commencing May 15, 2019

Yield to Maturity:	4.063%

Price to Public:	99.462%, plus accrued interest, if any

Spread to Benchmark Treasury:	+137.5 basis points

Benchmark Treasury:	2.625% due February 15, 2029

Benchmark Treasury Yield:	2.688%

* Note:	A securities rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time.

Optional Redemption:

At any time before August 15, 2029 (the date that is three months prior to the maturity date, which is referred to herein as the “Early Call Date”), the notes will be redeemable, in whole at any time or from time to time in part, at our option on any date at a redemption price equal to the greater of: (1) 100% of the principal amount of the notes to be redeemed; and (2) a make-whole redemption price calculated at the Treasury Rate plus 25 basis points, in each case plus accrued and unpaid interest to the redemption date.

At any time on or after the Early Call Date, the notes will be redeemable as a whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest on the principal amount of the notes being redeemed to that redemption date.

See the Preliminary Prospectus Supplement for the definition of “Treasury Rate” and for further terms and provisions applicable to optional redemption.

CUSIP/ISIN:	962166 BX1 / US962166BX19

Joint Book-Running Managers:	Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. LLC
MUFG Securities Americas Inc.
Wells Fargo Securities, LLC

Co-Managers:	PNC Capital Markets LLC
Rabo Securities USA, Inc.
Scotia Capital (USA) Inc.
U.S. Bancorp Investments, Inc.
BB&T Capital Markets, a division of BB&T Securities, LLC
BNY Mellon Capital Markets, LLC
The Williams Capital Group, L.P.

* * *

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the related prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and related prospectus supplement if you request it by contacting Goldman Sachs & Co. LLC by telephone at 1-866-471-2526; J.P. Morgan Securities LLC by telephone (collect) at 1-212-834-4533; Merrill Lynch, Pierce, Fenner & Smith Incorporated by telephone (toll free) at 1-800-294-1322; or Morgan Stanley & Co. LLC by telephone (toll free) at 1-866-718-1649.

2